News Release		EXHIBIT 99
Exxon Mobil Corporation
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CONTACT:	ExxonMobil Media Relations
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FOR IMMEDIATE RELEASE
MONDAY, FEBRUARY 23, 2015

ExxonMobil 2014 Reserves Replacement Totals 104 Percent

•         Reserves replacement exceeds 100 percent for 21st consecutive year

•         Reserves additions totaled 1.5 billion oil-equivalent barrels

•         Liquids replaced at a ratio of 162 percent, bringing total proved reserves base to 54 percent liquids

IRVING, Texas – Exxon Mobil Corporation announced today it replaced 104 percent of its 2014 production by adding proved oil and gas reserves totaling 1.5 billion oil-equivalent barrels, including a 162 percent replacement ratio for crude oil and other liquids.

“ExxonMobil’s diverse global portfolio of attractive opportunities puts us in a unique position to execute our strategy to identify, evaluate and develop new energy supplies,” said Rex W. Tillerson, chairman and chief executive officer. “Our ability to achieve an industry-leading record of long-term reserves replacement is made possible by the size and diversity of ExxonMobil’s resource base along with its project execution and technical capabilities.”

At year-end 2014, ExxonMobil's proved reserves totaled 25.3 billion oil-equivalent barrels, which was made up of 54 percent liquids, up from 53 percent in 2013, and 46 percent natural gas.

Liquid additions during 2014 totaled more than 1.2 billion barrels, or 162 percent of production, and natural gas additions totaled approximately 300 million oil-equivalent barrels for a 42 percent replacement ratio. Excluding the impact of asset sales, reserves additions during 2014 replaced 111 percent of production.

It was the 21st consecutive year that ExxonMobil replaced more than 100 percent of its production. The average replacement ratio over the past 10 years – considered a better indicator of reserves performance due to the long-term nature of the industry – was 123 percent. Liquids replacement over the period averaged 124 percent and natural gas replacement averaged 121 percent. The reserves additions made over the 10-year period comprise a diverse range of resource types and have broad geographical representation. ExxonMobil’s reserves life at current production rates is 17 years.

Reserve additions in 2014 in the United States include the liquids-rich Bakken, Permian and Woodford-Ardmore plays and the Gulf of Mexico and totaled approximately 580 million oil-equivalent barrels. In Canada, reserve additions totaled almost 700 million barrels as a result of further definition of the Kearl resource. Other additions to proved reserves were made in Angola, the Netherlands and Russia.

Reserves additions in 2014 reflect new developments with significant funding commitments as well as revisions and extensions of existing fields resulting from drilling, studies and analysis of reservoir performance. The annual reporting of proved reserves is the product of the corporation’s long-standing, rigorous process that ensures consistency and management accountability in all reserves bookings.

Resource Base

During 2014, ExxonMobil added 3.2 billion oil-equivalent barrels to its resource base, driven primarily by resource additions in Argentina, Canada, Nigeria, Tanzania and the U.S.  Additions include continued success in by-the-bit exploration discoveries, undeveloped resource additions and strategic acquisitions. ExxonMobil’s by-the-bit exploration success in 2014 included discoveries in Argentina, Australia, Nigeria, Norway and Tanzania. Overall, the corporation’s resource base totaled more than 92 billion oil-equivalent barrels at year-end 2014, taking into account field revisions, production, and asset sales. The resource base includes proved reserves, plus other discovered resources that are expected to be ultimately recovered.

CAUTIONARY NOTE:  Proved reserve figures in this release are based on current SEC definitions.  For years prior to 2009 reflected in our 10-year average replacement ratio and 21-straight years of at least 100% replacement, proved reserve volumes were determined on bases that differed from SEC definitions in effect at the time. Specifically, for years prior to 2009, reserves were determined using the price and cost assumptions we use in managing the business, not the historic prices used in the SEC definitions.  Reserves also include oil sands and equity company reserves for all periods, which were excluded from SEC reserves prior to 2009.

The reserves replacement ratio is calculated for a specified period utilizing the applicable proved oil-equivalent reserves additions divided by oil-equivalent production.

The terms “resources” and “resource base” include quantities of discovered oil and gas that are not yet classified as proved reserves but that are expected to be ultimately recovered in the future. The term “resource base” is not intended to correspond to SEC definitions such as “probable” or “possible” reserves.

The term “project” as used in this release does not necessarily have the same meaning as in any government payment transparency reports.

About ExxonMobil

ExxonMobil, the largest publicly traded international oil and gas company, uses technology and innovation to help meet the world’s growing energy needs. ExxonMobil holds an industry-leading inventory of resources, is the largest refiner and marketer of petroleum products, and its chemical company is one of the largest in the world. Follow ExxonMobil on Twitter at www.twitter.com/exxonmobil.